Exhibit 10.19

2008 OFFICER SHORT-TERM INCENTIVE PLAN

On February 20, 2008, the Compensation Committee of the PG&E Corporation Board of Directors (“Committee”) approved the specific performance targets for each component of the 2008 Short-Term Incentive Plan (“STIP”).  The Committee previously approved the STIP structure and the weighting of each component in December 2007.  Officers of PG&E Corporation and the Utility are eligible to receive cash incentives under the STIP based on the extent to which the adopted 2008 performance targets are met.  The Committee will continue to retain full discretion as to the determination of final officer STIP payments.

The 2008 STIP structure for officers focuses the annual incentive opportunity on returns to shareholders by emphasizing financial objectives such as earnings from operations.  The structure also recognizes the equal importance of improving reliability and customer satisfaction, and employee safety and engagement.  Corporate financial performance, as measured by corporate earnings from operations, will account for 40% of the incentive, 20% of the incentive will be based on the Utility’s success in improving reliability, 20% of the incentive will be based on the Utility’s success in improving customer satisfaction, 10% will be based on the results of an employee opinion survey, and the remaining 10% will be based on achieving safety standards.  For 2008, the Committee has adopted a mechanism stating that if corporate financial performance does not exceed 98% of the budgeted earnings from operations, the aggregate operational metric contribution to the 2008 STIP pool will be capped at 100% of the operational component target award, or 60% of the total target STIP award pool.

The corporate financial performance measure is based on PG&E Corporation’s budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community.  As with previous earnings performance scales, unbudgeted items impacting comparability such as changes in accounting methods, workforce restructuring, and one-time occurrences will be excluded.  The Committee also approved the 2008 performance targets for each of the four other measures set forth in the table below.  The 2007 performance results for each of these measures are included for comparative purposes.

2008 STIP Operational Performance Targets(1)

Measure	Relative Weight	2007 Results	2008 Target
Customer Satisfaction and Brand Health Index (Residential & Business)(2)	20%	76.00	77.00
Reliable Energy Delivery Index(3)	20%	1.17	1.0
Employee Survey (Premier) Index(4)	10%	64.3%	66.0%
Occupational Safety and Health Administration (OSHA) Recordable Injury Rate(5)	10%	4.097	3.483

1.	As explained above, 40% of the STIP award will be based on achievement of corporate earnings from operations targets.

2.
The Customer Satisfaction and Brand Health Index is the result of a quarterly survey performed by an independent research firm, Research International, and is a combination of a customer satisfaction score, which has a 75% weighting, as well as a brand favorability score (measuring the relative strength of the PG&E brand against a select group of companies), which has a 25% weighting.  The customer satisfaction score will measure overall satisfaction with the Utility’s operational performance in delivering its services.  The brand favorability score will measure residential, small business and medium business customer perceptions.  This index replaces the index used in the 2006 and 2007 STIP structures based on residential and business customer satisfaction indices as reported the J.D. Power Residential Customer Satisfaction Survey and the J.D. Power Business Customer Satisfaction Survey.

3.
The Reliable Energy Delivery Index is a composite index score that measures key drivers of reliability, including outage frequency and duration (System Average Interruption Frequency Index (SAIFI), Customer Average Interruption Duration Index (CAIDI)), Execution of Electric-Based Work Units, and Gas Transmission and Distribution Integrity.  This index replaces the Business Transformation Index used in the 2007 STIP structure.

4.
The Premier Survey is the primary tool used to measure employee engagement at PG&E Corporation and the Utility.  The employee index is designed around 15 key drivers of employee engagement and organizational health.  The average overall employee survey index score provides a comprehensive metric that is derived by adding the percent of favorable responses from all 40 core survey items (all of which fall into one of 15 broader topical areas), and then dividing the total sum by 40.

5.
An “OSHA Recordable” is an occupational (job-related) injury or illness that requires medical treatment beyond first aid, or results in work restrictions, death or loss of consciousness. The “OSHA Recordable Rate” is the number of OSHA Recordables for every 200,000 hours worked, or for approximately 100 employees.  This metric measures the percentage reduction in the Corporation’s OSHA Recordable rate from the prior year and is used to monitor the effectiveness of the Corporation’s safety programs, which are intended to significantly reduce the number and degree of employee injuries and illnesses.

Cash awards under the STIP may range from 30 percent to 100 percent of base salary depending on officer level, with a maximum payout of 200 percent of base salary, as determined by the Committee.